Exhibit 99.1

                               INVESTOR RELATIONS
                                 CONFERENCE CALL
                                    11/16/04

Kley Parkhurst: "Good morning, this is Kley Parkhurst, Senior Vice President of ePlus and I would like to welcome you to our conference call to discuss our second quarter fiscal year 2005 financial results for the quarter ended September 30, 2004. The conference call this morning will include prepared remarks, followed by a questions and answer period. Joining me today is Phil Norton, the Chairman, Chief Executive Officer, and President of ePlus, and Steve Mencarini, Senior Vice President and Chief Financial Officer.

Before we begin the formal presentation, I will read our Safe Harbor Statement:

The statements made during this call, which are not historical facts, may be deemed to contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual results may vary due to general economic conditions and other risks and uncertainties, including those risks and uncertainties detailed in our Securities and Exchange Commission filings. All information discussed during this conference call is as of November 16, 2004. ePlus inc. undertakes no duty to update this information. We refer you to the disclosure contained in our Annual Report on Form 10-K for the year ended March 31, 2004 under the headings "Risk Factors" and "Factors That May Affect Future Operating Results" and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, under the heading "Factors That May Affect Future Operating Results" for a description of these risks and uncertainties. These filings are available at the SEC website www.sec.gov and can also be accessed on our website, www.eplus.com

A live webcast of this call, playback, and audio play back are available. Please refer to our press release, or email info@eplus.com, or go to our website, www.eplus.com for more information.

It is my pleasure to introduce Phil Norton.  Phil:"

Phil Norton: "Thank you for joining us this morning.

In the second quarter of our fiscal year, which ended September 30th, ePlus revenues increased 80% as compared to the prior year's 2nd quarter. The increase in revenues is a result of increased sales in almost all of our locations. We experienced large orders by several customers, a couple of notable new customers whose names, for competitive purposes, we won't disclose, and the acquisition of the fulfillment, IT services, and consulting businesses of Manchester Technology at the end of May '04. The Manchester acquisition accounted for a little less than 50% of the $70 million increase in sales, demonstrating that the increase in revenues was both organic as well as the result of the successful integration and conversion of the acquired Manchester customers.

The Manchester acquisition has been successful on many fronts. Our primary goal was to retain major customers and key personnel, and we have accomplished this above our expectations. Another goal is expense reduction. As we've mentioned previously, when we purchased the Manchester businesses we were able to immediately convert to our purchasing and accounting systems, which immediately reduced the overhead load associated with the historical Manchester business. And throughout the 9/30 quarter, we further reduced costs as we eliminated redundant systems, trimmed personnel, and reduced other expenses. Over time, we expect to further reduce costs by moving to smaller and less expensive facilities, once the sublease agreements with Manchester expire.

During the quarter we experienced a number of significant expenses which, while they can't be characterized as one-time or non-recurring expenses, should be of limited duration. The most significant expense of the quarter is related to the outside legal and support expense of approximately $883,000 for our ongoing patent infringement lawsuit. This level of expense will continue for at least a few more months. Cross-motions for summary judgment will be heard this Friday, November 19th, and the trial date is scheduled for January 4th. We will continue to pursue this using our best efforts until it is resolved favorably for the benefit of ePlus, and we will continue to protect our intellectual property and patents against infringement. Taking our tax rate of 41% and dividing by our outstanding diluted shares, this expense alone was equivalent to $0.06 fully diluted earnings per share.

As a result of these expenses and expenses relating to the transition on sales of product, declined slightly about a half a percent. Fully diluted earnings per share was flat at $0.27 due to lower outstanding diluted share count.

For the six months ended September 30, 2004, ePlus reported record revenues of $261 million, net earnings of $4.7 million, and fully diluted earnings per share of $0.50.

Our balance sheet continues to be strong. Shareholders equity at the end of the quarter was $116 million, and cash was $14 million. Our strategy of reducing non-recourse debt fundings and redeploying cash in high quality lease receivables to realize higher interest earnings has been successful. At the end of the quarter, we held $188 million of lease assets against a financing balance of $109, a $79 million difference. By increasing our floorplanning and A/R financing line with GE Capital Distribution finance from $33 million to a seasonally-available $75 million, and our $45 million credit facility with National City Bank, Bank of America, and BB&T, we remain well capitalized and are able to raise cash quickly if needed as opportunities arise.

As a result of these expenses, and expenses relating to the transition and integration of Manchester, our earnings for the quarter declined 8%, or 200,000, to $2.5 million from $2.7 million the prior fiscal year. Margins on sales of product declined slightly, about 1/2%. Fully diluted earnings per share was flat at $0.27, due to lower outstanding diluted share count.

In summary, ePlus continues to execute its strategy of acquiring customers, improving our salesforce, opening new sales locations, investing in our software and business solutions, and increasing operating efficiencies through the use of our own software and process automation solutions.

That concludes our prepared remarks. Steve Mencarini and I are happy to answer questions at this time. Operator...